EXHIBIT 10.46
                                    GUARANTY

      THIS GUARANTY (this "GUARANTY"), dated as of May 27, 1994, made by Enron Oil & Gas Company, a Delaware corporation (the "GUARANTOR"), in favor of The Bank of Nova Scotia, ("BNS"),

                              W I T N E S S E T H:

      WHEREAS, pursuant to a Letter Loan Agreement, dated as of May 27, 1994 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "LETTER LOAN AGREEMENT"), between Enron Gas & Oil Trinidad, Limited, a company organized and existing under the laws of Trinidad and Tobago (the "BORROWER") and BNS, BNS has extended a commitment to make loans (the "Loans") to the Borrower; and

      WHEREAS, BNS and the Borrower may now or in the future enter into one or more interest rate swap, hedge, collar, floor or similar agreements (collectively, together with all amendments and other modifications, if any, from time to time thereafter made thereto, and together with any and all Confirmations ("CONFIRMATIONS") thereunder, the "Swap Agreement", such interest rate swaps, hedges, collars, floors or similar agreements with the Borrower herein collectively the "Swaps"); and

      WHEREAS, as a condition precedent to the making of the Loans under the Letter Loan Agreement and entering into the Swaps pursuant to the Swap Agreement, the Guarantor is required to execute and deliver this Guaranty;

      WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty;

      WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Loans made from time to time and the Swaps from time to time entered into with the Borrower by BNS pursuant to the Letter Loan Agreement or the Swap Agreement, as the case may be;

      NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce BNS to make the Loans to the Borrower pursuant to the Letter Loan Agreement and to enter into the Swaps, if any, pursuant to the Swap Agreement, the Guarantor agrees, for the benefit of BNS, as follows:

                                   ARTICLE I

                                  DEFINITIONS

      SECTION 1.1. CERTAIN TERMS. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

      "BORROWER" is defined in the FIRST RECITAL.

      "BUSINESS DAY" means any day of the year except Saturday, Sunday and any day on which banks are required or authorized to close in Houston, Texas; New York, New York; San Juan, Puerto Rico; or Trinidad and Togabo.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CONSOLIDATED" refers to the consolidation of the accounts of the Guarantor and its Subsidiaries in accordance with GAAP.

      "CONSOLIDATED NET WORTH" means at any date the Consolidated shareholders' equity of the Guarantor and its Consolidated subsidiaries.

      "CREDIT AGREEMENT" means the Revolving Credit Agreement dated as of March 11, 1994 between the Guarantor as Borrower, the Banks party thereto, and Texas Commerce Bank National Association, as Administrative Agent.

      "DEBT" of any Person means, at any date, without duplication, (a) obligations for the repayment of money borrowed which (1) are evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements and (2) are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations as lessee under leases which, in accordance with GAAP, are capital leases, and (c) guaranties of payment or collection of any obligations described in CLAUSES (A) and (B) of other Persons, PROVIDED, that CLAUSES (A) and (B) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a Consolidated balance sheet in accordance with GAAP; PROVIDED, FURTHER, that none of the following shall constitute Debt:
(A) transfers of accounts receivable pursuant to a receivables purchase facility considered a sale under GAAP (and indemnification, recourse or repurchase obligations thereunder as are reasonable given market standards for transactions of similar type), (B) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person, and (C) obligations (other than borrowings, capital leases or financial guaranties by the Guarantor or any Subsidiary) related to the sale, purchase or delivery of hydrocarbons in respect of volumetric production payments conveyed in transfers constituting sales of real property interests for which proceeds are accounted for as deferred revenues under GAAP.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is a member of a group of which the Guarantor is a member and which is under common control within the meaning of the regulations under
Section 414 of the Code.

      "GAAP" means generally accepted accounting principles consistent with those applied in the preparation of the audited Consolidated financial statements referred to in SECTION 3.1(D).

      "GUARANTOR" is defined in the PREAMBLE.

      "GUARANTY" is defined in the PREAMBLE.

      "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

      "LENDER" is defined in the PREAMBLE.

      "LETTER LOAN AGREEMENT" is defined in the FIRST RECITAL.

      "LOAN DOCUMENTS" means the Letter Loan Agreement, the notes thereunder and the other documents delivered to BNS under the Letter Loan Agreement together with any Swap Agreement, any Confirmation and any other documents delivered to BNS thereunder.

      "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of the ERISA to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      "MULTIPLE EMPLOYER PLAN" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Guarantor or any ERISA Affiliate, and more than one employer other than the Guarantor or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Guarantor or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

      "NOTE" means a Promissory Note or Non-Revolving Term Note as those terms are defined in the Letter Loan Agreement.

      "OTHER TAXES" is defined in CLAUSE (B) of SECTION 2.8.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

      "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

      "PLAN" means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plans has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Guarantor or any ERISA Affiliate and covered by Title IV or ERISA.

      "PRINCIPAL SUBSIDIARY" means at any time of determination any Subsidiary having total assets in excess of $100,000,000. For purposes of this definition, total assets shall be determined based on the most recent quarterly or annual financial statements available prior to such determination.

      "RATING LEVEL" means the applicable category of rating level which is based on the rating of the Guarantor's senior unsecured long-term debt as classified by Moody's and/or Standard & Poor's and which shall be the highest applicable Rating Level I, Rating Level II, Rating Level III, Rating Level IV, Rating Level V or Rating Level VI, as the case may be, as set forth in SCHEDULE I.

      "SUBSIDIARY" means any corporation, partnership, joint venture or other entity of which more than 50% of the outstanding capital stock or other equity interests having ordinary voting power (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Guarantor.

      "SWAP" is defined in the PREAMBLE.

      "SWAP AGREEMENT" is defined in the PREAMBLE.

      "TAXES" is defined in CLAUSE (A) of SECTION 2.8.

      "TERMINATION EVENT" means (a) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in
Section 4062(e) of ERISA, or (b) the withdrawal of the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Guarantor or any ERISA Affiliate under
Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under
Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

      "TOTAL CAPITALIZATION" means, at any time, the sum (without duplication) of (a) Total Debt, and (b) Consolidated Net Worth less any amount thereof attributable to "minority interests" (as defined below). For the purpose of this definition, "minority interests" means any investment or interest of the Guarantor in any corporation, partnership or other entity to the extent that the total amount thereof owned by the Guarantor (directly or indirectly) constitutes 50% or less of all outstanding interests or investments in such corporation, partnership or entity.

      "TOTAL DEBT" means, at any time, all Consolidated Debt of the Guarantor and its Consolidated Subsidiaries.

      "WITHDRAWAL LIABILITY" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

      SECTION 1.2. LETTER LOAN DEFINITIONS. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Letter Loan Agreement.

                                   ARTICLE II

                              GUARANTY PROVISIONS

      SECTION 2.1. GUARANTY. The Guarantor hereby absolutely, unconditionally and irrevocably

            (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all indebtedness, obligations and liabilities of the Borrower to

      BNS arising out of, under, or in connection with the Letter Loan Agreement or any of the other Loan Documents (collectively the "Guaranteed Obligations") of the Borrower, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. ss.362(a)), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. ss.502(b) and ss.506(b), and

            (b) indemnifies and holds harmless BNS and each holder of a Note for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by BNS or such holder, as the case may be, in enforcing any of its rights under this Guaranty.

This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that BNS or any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

      SECTION 2.2. ACCELERATION OF GUARANTY. The Guarantor agrees that, in the event of the occurrence and continuation of an Event of Default under Section
5.1 and if such Event of Default shall occur at a time when any of the Guaranteed Obligations may not then be due and payable, then, immediately and without further action by BNS, in the event of an Event of Default of the type referred to in Section 5.1(e) or upon demand by BNS in the event of an Event of Default (other than an Event of Default of the type referred to in Section 5.1(e)) the Guarantor will pay to BNS forthwith the full amount which would be payable hereunder by the Guarantor if all such Guaranteed Obligations were then due and payable.

      SECTION 2.3. GUARANTY ABSOLUTE, ETC. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Guaranteed Obligations have been paid in full, all obligations of the Guarantor hereunder shall have been paid in full and all Commitments shall have terminated. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Letter Loan Agreement or the Swap Agreement, as the case may be, and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of BNS or any holder of any Note with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

      (a) any lack of validity, legality or enforceability of the Letter Loan Agreement, any Note, any other Loan Document, the Swap Agreement or any Confirmation;

      (b) the failure of BNS or any holder of any Note (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any other guarantor) under the provisions of the Letter Loan Agreement, any Note, any other Loan Document, the Swap Agreement or any Confirmation or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral (if any) securing, any Guaranteed Obligations;

      (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other extension, compromise or renewal of any Guaranteed Obligation;

      (d) any reduction, limitation, impairment or termination of the Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Guaranteed Obligations or otherwise;

      (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Letter Loan Agreement, any Note or any other Loan Document or the Swap Agreement or any Confirmation, as the case may be;

      (f) any addition, exchange, release, surrender or nonperfection of any collateral (if any), or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by BNS or any holder of any Note securing any of the Guaranteed Obligations; or

      (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any surety or any other guarantor.

      SECTION 2.4. REINSTATEMENT, ETC. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by BNS or any holder of any Note, upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, as though such payment had not been made.

      SECTION 2.5. WAIVER, ETC. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that BNS or any holder of any Note protect, secure, perfect or insure any security interest or lien, or any property subject thereto, or exhaust any right or take any action against the Borrower or any other Person (including any other guarantor) or entity or any collateral (if any) securing the Guaranteed Obligations.

      SECTION 2.6. SUBROGATION, ETC. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the prior payment, in full and in cash, of all Guaranteed Obligations. Any amount paid to the Guarantor on account of any such subrogation rights prior to the payment in full of all Guaranteed Obligations shall be held in trust for the benefit of BNS and each holder of a Note and shall immediately be paid to BNS and each holder of a Note and credited and applied against the Guaranteed Obligations whether matured or unmatured, in accordance with the terms of the Letter Loan Agreement or the Swap Agreement, as the case may be. In furtherance of the foregoing, for so long as any Guaranteed Obligations or Commitments remain outstanding, the Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guaranty to BNS or any holder of a Note.

      SECTION 2.7. SUCCESSORS, TRANSFEREES AND ASSIGNS; TRANSFERS OF NOTES, ETC. This Guaranty shall: (a) be binding upon the Guarantor, and its successors, transferees and assigns; and (b) inure to the benefit of and be enforceable by BNS, each holder of a Note and each of their respective successors, transferees and assigns. Without limiting the generality of CLAUSE (B), BNS may assign or otherwise transfer (in whole or in part) any Note or Loan or Swap held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to BNS under any Loan Document (including this Guaranty) or otherwise.

      SECTION 2.8. PAYMENTS FREE AND CLEAR OF TAXES, ETC. The Guarantor hereby agrees that:

            (a) Any and all payments made by the Guarantor hereunder shall be made in accordance with SECTION 20 of the Letter Loan Agreement or the relevant section or sections of the Swap Agreement and any Confirmations thereunder free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of BNS and each holder of a Note, (i) taxes imposed on its income,
      (ii) franchise taxes imposed on it by the jurisdiction under the laws of which BNS or such holder, as the case may be, is organized and by any political subdivision thereof and, in the case of BNS, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of BNS's Puerto Rico office and any political subdivision thereof and (iii) any taxes imposed by the United States of America by means of withholding at the source if an to the extent that such taxes shall be in effect and shall be applicable, to payments to be made to BNS (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities other than those referred to in the foregoing clauses (i), (ii) and (iii) being hereinafter referred to as "TAXES"). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to BNS or any holder of a Note (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) BNS or such holder, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions, and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (b) The Guarantor shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as "OTHER TAXES").

            (c) The Guarantor hereby indemnifies and holds harmless BNS and each holder of a Note for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by BNS or such holder, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally assessed (expressly including such amounts paid as a result of the ordinary, sole or contributory negligence of BNS or such holder of a Note, but excluding such amounts paid as a result of the gross negligence or willful misconduct of BNS or such holder of a Note). This indemnification shall be made within thirty (30) days from the date BNS or such holder of a Note, as the case may be, makes written demand therefor. BNS or the holder of a Note shall not be indemnified for Taxes or Other Taxes incurred or accrued unless within 90 days of the date that BNS or such holder of a Note knew or should have known thereof, it notifies the Guarantor thereof.

            (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Guarantor will furnish to BNS the original or a certified copy of a receipt evidencing payment thereof. Should BNS or the holder of a Note ever receive any refund, credit or deduction from any taxing authority to which BNS or such holder of a Note would not be entitled but for the payment by the Guarantor of Taxes or Other Taxes as required by this Section 2.8 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by BNS or such holder of a Note in its sole discretion), BNS or such holder of a Note, as the case may be, thereupon shall repay to the Guarantor an amount with respect to such refund, credit or deduction equal to any net reduction in Taxes or Other Taxes actually obtained by BNS or such holder of a Note, as the case may be, and determined by BNS or such holder of a Note, as the case may be, to be attributable to such refund, credit or deduction.

            (e) Without prejudice to the survival of any other agreement of the Guarantor hereunder (but subject to the expiration of any applicable statute of limitations), the agreements and obligations of the Guarantor contained in this SECTION 2.8 shall survive the payment in full of the principal of and interest on the Loans.

      SECTION 2.9.  JUDGMENT.  The Guarantor hereby agrees that:

            (a) If, for the purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder from one currency into another currency, the rate of exchange used shall be the best available rate at which in accordance with normal banking procedures BNS could purchase such currency with such other currency on the Business Day preceding that on which final judgment is given.

            (b) The obligation of the Guarantor in respect of any sum due from it to BNS or any holder of a Note hereunder shall, notwithstanding any judgment in a currency, be discharged only to the extent that on the Business Day following receipt by BNS or such holder, as the case may be, of any sum adjudged to be so due in such other currency BNS or such holder, as the case may be, may, in accordance with normal banking procedures using the best available exchange rate, purchase the relevant currency with such other currency; in the event that the currency so purchased is less than the sum originally due to BNS or such holder in such currency, the Guarantor, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless BNS and such holder against such loss, and if the such currency, so purchased exceeds the sum originally due to BNS or such holder in the relevant currency, BNS or such holder, as the case may be, shall remit to the Guarantor such excess.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      SECTION 3.1. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants unto BNS as follows:

            (a) The Guarantor and each Principal Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Guarantor and each Principal Subsidiary have all corporate powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted except where failure to have such would not, in the aggregate, have a material adverse effect on the Guarantor or on the ability of the Guarantor to perform its obligations under this Guaranty.

            (b) The execution, delivery and performance by the Guarantor of this Guaranty is within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action of the Guarantor, require, in respect of the Guarantor, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of law or regulation applicable to the Guarantor or the restated certificate of incorporation or by-laws of the Guarantor or any judgment, injunction, order, decree or material ("material" for the purposes of this representation meaning creating a liability of $50,000,000 or more) agreement binding upon the Guarantor or result in the creation or imposition of any lien, security interest or other charge or encumbrance on any asset of the Guarantor or any of its Subsidiaries.

            (c) This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

            (d) The audited Consolidated balance sheet of the Guarantor as of December 31, 1993 and the related audited Consolidated statements of income, cash flows and changes in shareholders' equity accounts for the fiscal year then ended and the unaudited

      Consolidated balance sheet of the Guarantor as of March 31, 1994, and the related unaudited Consolidated statements of income and cash flows for the fiscal quarter then ended, certified by the chief financial or accounting officer of the Guarantor, copies of which have been delivered to BNS, fairly present, in conformity with GAAP except as otherwise expressly noted therein, the Consolidated financial position of the Guarantor as of such dates and its Consolidated results of operations and as applicable changes in financial position for such fiscal periods, subject (in the case of the unaudited balance sheet and statements) to changes resulting from audit and normal year-end adjustments.

            (e) Since December 31, 1993 there has been no material adverse change in the Consolidated financial position or Consolidated results of operations of the Guarantor and its Subsidiaries, considered as a whole.

            (f) Except as disclosed in the Guarantor's Form 10-K for the year ended December 31, 1993 or the Guarantor's Form 10-Q for the quarter ended March 31, 1994, which were delivered to BNS prior to the date hereof, there is no action, suit or proceeding pending against the Guarantor or any of its Subsidiaries, or to the knowledge of the Guarantor threatened against the Guarantor or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the Consolidated financial position or Consolidated results of operations of the Guarantor and its Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement.

            (g) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists. Neither the Guarantor nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability in excess of $50,000,000 exists.

            (h) United States federal income tax returns of the Guarantor and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1987. The Guarantor and its Subsidiaries have filed or caused to be filed all United Sates federal income tax returns and all other material domestic tax returns which to the knowledge of the Guarantor are required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or any Subsidiary, other than those taxes contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes are, in the opinion of the Guarantor, adequate to the extent required by GAAP.

            (i) Neither the Guarantor nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (j) The Guarantor is not a "holding company", a "subsidiary company" of a "holding company", an "affiliate" of a "holding company", or an "affiliate" of a "subsidiary company" of a "holding company", in each case as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                                   ARTICLE IV

                                COVENANTS, ETC.

      SECTION 4.1. AFFIRMATIVE COVENANTS. The Guarantor covenants and agrees that so long as any portion of the Guaranteed Obligations shall remain unpaid or BNS shall have any outstanding Commitment, the Guarantor will, unless BNS shall otherwise consent in writing, perform the following obligations:

      (a) REPORTING REQUIREMENTS.  Furnish to BNS:

                  (1) (A) promptly after the sending or filing thereof, a copy of each of the Guarantor's reports on Form 8-K (or any comparable form), (B) promptly after the filing or sending thereof, and in any event within 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, a copy of the Guarantor's report on Form 10-Q (or any comparable form) for such quarter, which report will include the Guarantor's quarterly unaudited Consolidated financial statements as of the end of and for such quarter, and (C) promptly after the filing or sending thereof, and in any event within 135 days after the end of each fiscal year of the Guarantor, a copy of the Guarantor's annual report which it sends to its public security holders, and a copy of the Guarantor's annual report on Form 10-K (or any comparable form) for such year, which annual report on Form 10-K will include the Guarantor's annual audited Consolidated financial statements as of the end of and for such year;

                  (2) simultaneously with the delivery of each of the annual or quarterly reports referred to in CLAUSE (1) above, a certificate of the chief financial officer or the chief accounting officer of the Guarantor in a form acceptable to BNS (x) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of SECTION 4.2(B) on the date of the financial statements contained in such report, and (y) stating whether there exists on the date of such certificate any Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, and, if so, setting forth the details thereof and the action which the Guarantor has taken and proposes to take with respect thereto;

                  (3) as soon as is possible and in any event within five days after a change in, or issuance of, any rating of any of the Guarantor's senior unsecured long-term debt by Standard & Poor's or Moody's which causes a change in the applicable Rating Level, notify BNS of such change;

                  (4) as soon as possible and in any event within five days
            after an executive officer of the Guarantor having obtained knowledge thereof, notice of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such notice, and a statement of the chief financial officer of the Guarantor setting forth details of such Event of Default or event and the action, if any, which the Guarantor has taken and proposes to take with respect thereto;

                  (5) as soon as possible and in any event(A) within 30 Business
            Days after the Guarantor or any ERISA Affiliate knows or has reason to know that any Termination Event described in CLAUSE (A) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred and
            (B) within 10 Business Days after the Guarantor or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred or is reasonably expected to occur, a statement of the chief financial officer or chief accounting officer of the Guarantor describing such Termination Event and the action, if any, which the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

                  (6) promptly and in any event within five Business Days after receipt thereof by the Guarantor or any ERISA Affiliate, copies of each notice received by the Guarantor or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $50,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $50,000,000 exists;

                  (7) promptly and in any event within five Business Days after receipt thereof by the Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate indicating liability in excess of $50,000,000 incurred or expected to be incurred by the Guarantor or any ERISA Affiliate in connection with
            (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA; and

                  (8) such other information respecting the Consolidated
            financial position or Consolidated results of operations of the Guarantor that BNS may from time to time reasonably request.

            (b) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders to the extent noncompliance therewith would have a material adverse effect on the Guarantor and its Subsidiaries taken as a whole, such compliance to include, without limitation, the paying before the same shall become due of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings.

            (c) MAINTENANCE OF INSURANCE. Maintain, and cause each of its Principal Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Guarantor or such Principal Subsidiary, PROVIDED, that self-insurance by the Guarantor or any such Principal Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties as the Guarantor or such Principal Subsidiary self-insure. The Guarantor may maintain the Principal Subsidiaries' insurance on behalf of them.

            (d) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each of its Principal Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises; PROVIDED, HOWEVER, that this SECTION 4.1(D) shall not apply to any transactions permitted by SECTION 4.2(C) OR (D) and shall not prevent the termination of existence, rights and franchises of any Principal Subsidiary pursuant to any merger or consolidation to which such Principal Subsidiary is a party, and PROVIDED, FURTHER, that the Guarantor or any Principal Subsidiary shall not be required to preserve any right or franchise if the Guarantor or such Principal Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Principal Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to BNS.

            (e) VISITATION RIGHTS. At any reasonable time and from time to time, after reasonable written notice, permit BNS or any agents or representatives thereof to examine the records and books of account of, and visit the properties of, the Guarantor and any of the Principal Subsidiaries and to discuss the affairs, finances and accounts of the Guarantor and any of the Principal Subsidiaries with any of the officers of the Guarantor.

      SECTION 4.2. NEGATIVE COVENANTS. The Guarantor covenants and agrees that, so long as any portion of the Guaranteed Obligations shall remain unpaid or BNS shall have any outstanding Commitment, the Guarantor will not, without the prior written consent of BNS, do anything prohibited below:

            (a) NEGATIVE PLEDGE. Fail to perform or observe any term, covenant, or agreement contained in Section 5.01 or 5.02 of the Credit Agreement. The terms, covenants, or agreements in Section 5.01 and 5.02 shall have the same force and effect as if fully recited herein, shall be deemed to have been made in favor of BNS, shall survive the termination or expiration of the Credit Agreement (or the Guarantor's obligations thereunder) and, notwithstanding any such termination or expiration of the Credit Agreement (or the Guarantor's obligations thereunder), shall continue to inure to the benefit of BNS. Any amendment or modification to any of the terms, covenants, or agreements contained in Sections 5.01 and
      5.02 of the Credit Agreement shall not be operative and shall have no force and effect with respect to the Guarantor and BNS pursuant to this Guaranty and such terms, covenants, and agreements contained in Sections
      5.01 and 5.02 shall be deemed to remain as written without regard to any such amendment or modification.

            (b) TOTAL DEBT TO CAPITALIZATION. Have a ratio of (i) Total Debt to
      (ii) Total Capitalization greater than 50%.

            (c) DISPOSITION OF ASSETS. Lease, sell, transfer or otherwise dispose of, voluntarily or involuntarily, all or substantially all of its assets.

            (d) MERGERS, ETC. Merge or consolidate with or into, any Person, unless (1) the Guarantor is the survivor or (2) the surviving Person, if not the Guarantor, is organized under the laws of the United States or a state thereof and assumes all obligations of the Guarantor under this Guaranty, PROVIDED, in each case that both immediately before and after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default exists, or would exist or result.

            (e) COMPLIANCE WITH ERISA. (1) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any liability in excess of $50,000,000 of the Guarantor or any ERISA Affiliate to the PBGC, or (2) permit circumstances which give rise to a Termination Event described in CLAUSES (B), (D) or (E) of the definition of Termination Event with respect to a Plan so as to result in any liability in excess of $50,000,000 of the Guarantor or any ERISA Affiliate to the PBGC.

                                   ARTICLE V

                               EVENTS OF DEFAULT

      SECTION 5.1. EVENTS OF DEFAULT. Each of the following events which shall occur and be continuing shall constitute Events of Default:

            (a) The Guarantor shall fail to pay any amount hereunder when due and payable; or

            (b) Any representation or warranty made by the Guarantor (or any of its officers) under or in connection with this Guaranty shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing; or

            (c) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in SECTION 4.2 or shall fail to perform or observe any other term, covenant or agreement contained herein on its part to be performed or observed if, in the case of such other term, covenant or agreement, such failure shall remained unremedied for 30 days after written notice thereof shall have been given to the Guarantor by BNS; or

            (d) The Guarantor or any Principal Subsidiary shall (1) fail to pay any principal of or premium or interest on any Debt (other than Debt described in CLAUSE (C) of the definition of Debt) which is outstanding in the principal amount of at least $50,000,000 in the aggregate, of the Guarantor or such Principal Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the giving of notice of a voluntary prepayment), prior to the stated maturity thereof, or (2) with respect to Debt described in CLAUSE
      (C) of the definition of Debt, fail to pay any such Debt which is outstanding in the principal amount of at least $50,000,000 in the aggregate, of the Guarantor or such Principal Subsidiary (as the case may be), when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or

            (e) The Guarantor or any Principal Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any Principal Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or the Guarantor or any Principal Subsidiary shall take any corporate action to authorize any of the actions set forth above in this SUBSECTION (E); or

            (f) Any judgment, decree or order for the payment of money in excess of $50,000,000 shall be rendered against the Guarantor or any Principal Subsidiary and shall remain unsatisfied and either (1) enforcement proceedings shall have been commenced by any creditor upon such judgment, decreed or order or (2) there shall be any period longer than (i) 30 consecutive days or (ii) such longer period as allowed by applicable law during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (g) Any Termination Event as defined in CLAUSE (B), (D) or (E) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Guarantor by BNS,
      (1) such Termination Event shall continue to exist and (2) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination Events is equal to or greater than $100,000,000; or

            (h) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to the Multiemployer Plan in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $100,000,000 or requires payments exceeding $50,000,000 in any year; or

            (i) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Guarantor and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $50,000,000 in the aggregate.

                                  ARTICLE VI

                           MISCELLANEOUS PROVISIONS

      SECTION 6.1. BINDING ON SUCCESSORS, TRANSFEREES AND ASSIGNS; ASSIGNMENT OF GUARANTY. In addition to, and not in limitation of, SECTION 2.7, this Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by BNS and each holder of a Note and their respective successors and assigns (to the full extent provided pursuant to SECTION 2.7); PROVIDED, HOWEVER, that the Guarantor may not assign any of its obligations hereunder without the prior written consent of BNS and each holder of a Note.

      SECTION 6.2. AMENDMENTS, ETC. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by BNS and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 6.3. ADDRESSES FOR NOTICES TO THE GUARANTOR. All notices and other communications hereunder to the Guarantor shall be in writing and mailed or delivered to it, addressed to it at the address set forth below its signature hereto or at such other address as shall be designated by the Guarantor in a written notice to BNS at

      The Bank of Nova Scotia
      273 Ponce de Leon Avenue
      Hato Rey, Puerto Rico  00917

or such other address specified in a notice complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, be effective when deposited in the mails, addressed as aforesaid.

      SECTION 6.4. NO WAIVER; REMEDIES. In addition to, and not in limitation of, SECTION 2.3 and SECTION 2.5, no failure on the part of BNS or any holder of a Note to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 6.5. SECTION CAPTIONS. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

      SECTION 6.6. SEVERABILITY. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

      SECTION 6.7. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

      IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                    Enron Oil & Gas Company

                                    By:  /s/ Ben B. Boyd
                                    Title: Vice President and Controller
                                    Address: P. O. Box 1188, Houston, TX
                                    77251-1188
                                    Attention:    Ben B. Boyd
                                    Telex:_________________________
                                    Telecopy:     713-646-2353

                                   Schedule 1

                        ENRON GAS & OIL TRINIDAD LIMITED

PRICING APPENDIX

                Level I           Level II         Level III         Level IV          Level V           Level VI
                -------           --------         ---------         --------          -------           --------
Basis for     If the            If the            If the            If the            If the            If the
Pricing       Guarantor's       Guarantor's       Guarantor's       Guarantor's       Guarantor's       Guarantor's
              Senior            Senior            Senior            Senior            Senior            Senior
              Unsecured         Unsecured         Unsecured         Unsecured         Unsecured         Unsecured
              Long Term         Long Term         Long Term         Long Term         Long Term         Long Term
              Debt is rated     Debt is rated     Debt is rated     Debt is rated     Debt is rated     Debt is rated
              A or better       BBB+ or better    BBB by S&P        BBB- by S&P       BBB- by S&P       BB+ or lower
              by S&P OR A2      by S&P OR Baa1    AND Baa2 by       OR Baa3 by        AND Baa3 by       by S&P AND Ba1
              or better by      or better by      Moody's.          Moody's.          Moody's.          or lower by
              Moody's.          Moody's.                                                                Moody's.

Commitment       12.5bp            15.0bp            17.5bp            20.0bp            25.0bp            37.5bp
Fee

LIBOR+           37.5bp            50.0bp            55.0bp            62.5bp            75bp              112.5bp

936+             37.5bp            50.0bp            55.0bp            62.5bp            75bp              112.5bp
